Exhibit 4.1

                      APPOINTMENT OF SUCCESSOR RIGHTS AGENT


         This instrument is dated as of December 13, 2004, and entered into by HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo").

                                   BACKGROUND

         A. The parties hereto refer to the Renewed Rights Agreement, dated as of March 10, 2004 (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., a national banking association, as Rights Agent thereunder (in such capacity, the "Predecessor Rights Agent").

         B. The parties further refer to the Terms and Conditions of Appointment, adopted by the Company on August 12, 2004 (the "Terms and Conditions"), providing, among things, for the appointment of Wells Fargo as the transfer agent for the Company's issued and outstanding capital shares and as successor Rights Agent under the Right Agreement.

         C. This instrument is entered into in furtherance of the appointment of Wells Fargo as successor Rights Agent under the Rights Agreement.

         NOW THEREFORE, the parties agree as follows:

         Section 1. The Company has heretofore given notice to the Predecessor Rights Agent of its removal as Rights Agent under the Rights Agreement, effective as of the date hereof subject to the appointment of a successor in accordance with Section 21 of the Rights Agreement.

         Section 2. Wells Fargo hereby represents to the Company that, in accordance with Section 21 of the Rights Agreement, it is a legal business entity organized and doing business under the laws of the United States, in good standing, authorized under such laws to exercise corporate trust, stock transfer or shareholder services powers, subject to supervision or examination by federal or state authority and has a combined capital and surplus of at least $100,000,000.

         Section 3. The Company hereby confirms that, pursuant to the Terms and Conditions, it has appointed, and it does hereby appoint, Wells Fargo to act as successor to the Predecessor Rights Agent as Rights Agent under the Rights
Agreement, which appointment shall become effective at the Effective Time (as defined below).

         Section 4. Wells Fargo hereby confirms that, pursuant to the Terms and Conditions, it has accepted, and it does hereby accept, its appointment as successor Rights Agent under the Right Agreement effective at the Effective Time.

         Section 5. Pursuant and subject to Section 21 of the Rights Agreement, at the Effective Time Wells Fargo shall become and thereafter shall be a party to the Rights Agreement as Rights Agent thereunder and shall be vested with the same powers, rights, duties and

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responsibilities  as if it had been  originally  named as Rights  Agent  without further act or deed of any person or entity. The parties acknowledge their intent that Wells Fargo does not assume and shall not have any responsibility or liability for actions or omissions of the Predecessor Rights Agent prior to the Effective Time.

         Section 6. This instrument shall become effective as of the opening of business in New York City on the date first above written (the "Effective Time").

         Section 7. For purposes of Section 25 of the Rights Agreement, the address of Wells Fargo as Rights Agent thereunder for purposes of notices or demands (until another address is filed in writing by Wells Fargo as Rights Agent with the Company) shall be as set forth under Wells Fargo's signature to this instrument.

         Section 8. All the covenants and provisions of this instrument by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns under the Rights Agreement.

         Section 9. This instrument shall be deemed to be a contract made under the laws of the State of Maryland and shall for all purposes be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland, including its principles of conflicts of law.

         Section 10. This instrument may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed under seal as of the day and year first above written.

[SEAL]                                       WELLS FARGO BANK, NATIONAL
                                             ASSOCIATION



ATTEST:                                      By: /s/ Claudine Anderson
                                                 Name:  Claudine Anderson
                                                 Title: Officer
By: /s/ Susan J. Roeder
    Name:  Susan J. Roeder
    Title: Assistant Secretary
                                             Address:

                                             Wells Fargo Shareowner Services
                                             161 N. Concord Exchange
                                             South St. Paul, MN 55075
                                             Attention:  Claudine Anderson

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[SEAL]                                       HRPT PROPERTIES TRUST



ATTEST:                                      By: /s/ John A. Mannix
                                                 Name:  John A. Mannix
                                                 Title: President and Chief
                                                 Operating Officer
By: /s/ Jennifer B. Clark
    Name:  Jennifer B. Clark
    Title: Assistant Secretary















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